Exhibit D

Aesthetic Medical International Holdings Group Limited

And

Seefar Global Holdings Limited

Jubilee Set Investments Limited

Zhou Pengwu

Ding Wenting

And

Peak Asia Investment Holdings V Limited

And

Hawyu (HK) Limited

Australia Wanda International Company Limited

Hainan Oriental Jiechuang Investment Partnership (Limited Partnership)

SHAREHOLDERS’ AGREEMENT

Relating to

Aesthetic Medical International Holdings Group Limited

_ _ _, 2022

TABLE OF CONTENTS

Page

SHAREHOLDERS 'AGREEMENT	3

I. Definitions	4

1.1 Definitions	4
1.2 Interpretation	7

II. Management of the Company	7

2.1 General Obligations	7
2.2 THE BOARD OF DIRECTORS	7
2.3 Board Meetings	8
2.4 Voting Agreement	9
2.5 Senior Management	10

III. RESTRICTION OF SHARE TRANSFER	10

3.1 Lock-up of company shares	10
3.2 Pre-emptive Right	10
3.3 Effect of Breach	11
3.4 Transfer at Law	11
3.5 Illustration	11

IV. ADDITIONAL AGREEMENTS	12

4.1 Business Development	12
4.2 No increase in shareholding	12
4.3 Non-competition	12
4.4 Incentive Plan	14
4.5 Share Warrants	14

V. CONFIDENTIALITY AND RESTRICTION ON DISCLOSURE OF INFORMATION	14

5.1 Confidentiality	14
5.2 Publicity	15
5.3 Non-Disparagement	15

VI. Term and Termination	15

6.1 Effective Date; Termination	15
6.2 Effect of Termination	16

VII. Miscellaneous	16

7.1 Entire Agreement	16
7.2 Governing Laws	16
7.3 Submission to Jurisdiction	16
7.4 Assignment	17
7.5 Amendment	17
7.6 Waiver	17
7.7 Notices	17
7.8 No Third Party Beneficiaries	18
7.9 Enforcement	18
7.10 Rights Cumulative	18
7.11 Joint and Several Liability	18
7.12 Assumptions for Drafting Agreement	18
7.13 Inconsistency	18
7.14 Severability	19
7.15 Counterparts	19
7.16 Facsimile or. pdf Signature	19
7.17 Third Party Rights	19

Schedule 1 Notices	27

Exhibit A BVI1 Warrant

Exhibit B Wanda Warrant

Exhibit C Form of Deed of Adherence

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this "Agreement") is made this _ _ _ day of _ _ _, 2022, by and among:

Aesthetic Medical International Holdings Group Limited, an exempted company organized and existing under the laws of the Cayman Islands (the "Company");

Seefar Global Holdings Limited ("BVI1"), a company organized and existing under the laws of the British Virgin Islands;

Jubilee Set Investments Limited ("BVI2", together with BVI1, the "Founder SPVs", and each, a "Founder SPV"), a company organized and existing under the laws of the British Virgin Islands;

Zhou Pengwu ("Dr. Zhou Pengwu"), a PRC citizen (ID Card No.: 360302195410010513);

Ding Wenting ("Ms. Ding Wenting", and collectively with the Founder SPVs and Dr. Zhou Pengwu, the "Founders"), a PRC citizen (ID Card No.: 430302196503071529);

Peak Asia Investment Holdings V Limited ("ADV"), a company organized and existing under the laws of the British Virgin Islands;

Hawyu (HK) Limited (the "Financial Investor"), a company organized and existing under the laws of Hong Kong;

Australia Wanda International Company Limited ("Wanda"), a company organized and existing under the laws of Hong Kong; and

Hainan Oriental Jiechuang Investment Partnership (Limited Partnership) ("Jiechuang"), a company organized and existing under the laws of the PRC (together with Wanda, the "Acquirers").

The Company, the Founders, ADV, the Financial Investor and the Acquirers are hereinafter referred to individually as a "Party" and collectively as the "Parties".

Whereas

A.            The Company, the Founders and Wanda have entered into a share purchase agreement (the "Share Purchase Agreement") on the date of this Agreement, pursuant to which the Founder SPVs shall transfer 21,321,962 ordinary shares of the Company to Wanda.

B.            Concurrently with the execution of the Share Purchase Agreement, Jiechuang and the Company have entered into a share subscription agreement (the "Subscription Agreement"), pursuant to which Jiechuang and its specific Affiliates will subscribe for 36,402,570 ordinary shares of the Company.

C.            The Parties have agreed to exercise the affairs of the Group and the respective rights of the Shareholders on the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, the Parties hereby agree as follows:

I. Definitions

1.1 Definitions

"Affiliate" means any enterprise, individual or other entity, which directly or indirectly controls or is controlled by a Party or is under direct or indirect common control of a Party. With respect to ADV, "Affiliate" shall include (i) any direct or indirect shareholder of ADV (the "ADV Shareholder"); (ii) any general partner of ADV or the ADV Shareholder; (iii) the fund manager managing ADV or the ADV Shareholder (and its general partners and management) and other funds managed by such fund manager; and (iv) any trust controlled by or for the benefit of the Persons or Persons referred to in (i), (ii) and (iii).

"Approvals" means any approval, license, permit, authorization, exemption of liability, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, declaration, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

"CIETAC Rules" has the meaning ascribed to it in Section 7.3.

"Assets" means property, and all other property of realizable value and all other assets, properties, benefits, interests and rights (whether such assets, properties, benefits, interests or rights are real, private or the subject of suit) now enjoyed or subsequently enjoyed by a Group Company.

"Board" means the board of directors of the Company.

"Business Day" means a calendar day on which banks are open for business in Beijing, Hong Kong and Cayman Islands, the PRC, other than a Saturday, Sunday or statutory holiday.

"PRC" means the People's Republic of China, for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

"Closing" means the closing of the transactions contemplated under the Share Purchase Agreement and the Subscription Agreement.

"Closing Date" means the date and time of the Closing (if the Closing under the Share Purchase Agreement and the Subscription Agreement occur on different dates, the later of the dates).

"Company Restricted Securities" has the meaning ascribed to it in Section 3.1 (a).

"Competing Business" has the meaning ascribed to it in the Share Purchase Agreement.

"Competitor" has the meaning ascribed to it in the Share Purchase Agreement.

"Contract" means any contract, agreement, arrangement or understanding, whether written or oral.

"Control" of any Person shall mean, with respect to any Person, a Person (or Group of Persons acting in concert), directly or indirectly: (i) holding more than 50% of the shares in issue, equity interests or other equity interests of such Person; (ii) the ability to direct the management and policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, or through the ownership of proxy for more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise (including through contractual control).

"Deed of Adherence" means the Deed of Adherence substantially in the form attached hereto as Exhibit C.

"Director" means a director of the Company (including any duly appointed alternate director).

"Encumbrance" means any charge, claim, restriction, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind whatsoever including any restriction on, assignment or other transfer of ownership of any nature whatsoever with respect to the use, quiet enjoyment, voting, transfer, receipt of income or exercise of ownership, whether by way of security or otherwise.

"Equity Securities" means, with respect to any Person, such Person's equity interest, membership interests, partnership interests, registered capital, joint venture or other ownership interest and any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such equity interest, membership interests, partnership interests, registered capital, joint venture or other ownership interest (whether or not derivative securities of such interest are issued by such Person). Unless the context otherwise requires, any reference to "Equity Securities" means Equity Securities of the Company.

"Exercise Period" has the meaning ascribed to it in Section 3.2.

"Founder Transfer Transaction" has the meaning ascribed to it in Section 3.1 (a).

"Governmental Authority" means any national, federal, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

"Group" means the Company and the Subsidiaries generally.

"Group Company" means any company within the Group (including any company controlled by agreement).

"HKIAC" has the meaning ascribed to it in Section 7.3.

"Hong Kong" means the Hong Kong Special Administrative Region of the PRC.

"Law" means any law, regulation, ordinance, statute, rule, code, administrative order, injunction, judgment, decree or order of any Governmental Authority and any securities issuance or trading rules of any relevant stock exchange.

"Legal Requirement" means any federal, state, regional, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law or equity, resolution, ordinance, rule, circular, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, opinion or interpretation issued, enacted, adopted, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Liability" means any liability, indebtedness, obligation, expense, cost, claim, loss, damage, deficiency, undertaking or endorsement, whether absolute or contingent, accrued or to become accrued, due or to become due, whether fixed or unfixed, and whether made or asserted, whether direct or indirect.

"Material Terms" has the meaning ascribed to it in Section 3.2 (a).

"Offer Notice" has the meaning ascribed to it in Section 3.2 (a).

"Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority and any successor of any of the foregoing by merger or otherwise.

"Property" means any Property to which any Group Company is now or subsequently entitled.

"Representatives" means, with respect to any Person, such Person's officers, directors, principals, employees, agents, auditors, consultants, investment bankers and other representatives.

"Renminbi" or "RMB" means the lawful currency of the PRC.

"ROFO Offer" has the meaning ascribed to it in Section 3.2 (a).

"Cause of Resignation" has the meaning ascribed to it in Section 2.2 (b).

"Share" means any issued and outstanding shares of the Company.

"Shareholder" means the shareholder (s) of the Company.

"Transaction Documents" means this Agreement, the Charter Documents, the Share Purchase Agreement, the Subscription Agreement and all agreements and instruments referred to in this Agreement or in the agreements and instruments referred to in this Agreement to which any Group Company is or will be a party.

"Transfer Restricted Period" has the meaning ascribed to it in Section 3.1 (a).

"U.S. Dollar" or "USD" or "US $" or "$" means the lawful currency of the United States of America.

1.2 Interpretation

a.	The headings used in this Agreement for the ease of reference only and shall not in any event affect the meaning or interpretation of this Agreement.

b.	"Including" and similar expressions are without limitation, and shall be construed as "including without limitation".

c.	Each appendix and schedule shall constitute an integral part of this Agreement, and any reference to this Agreement shall include its appendices.

d.	Unless the context otherwise requires, any reference to a statutory provision shall include subsequent amendments, changes, additions or re-enactments from time to time.

II. Management of the Company

2.1 General Obligations

From the date of this Agreement, each of the Shareholders shall vote according to the votes conferred by its shares at any regular or extraordinary general meeting of the shareholders in accordance with the charter documents and subject to the specific terms and provisions of this Agreement and shall take all other actions to implement this Agreement and the other Transaction Documents.

2.2 The Board of Directors

(a)            Number and Composition of the Board of Directors. The number of directors shall constitute the Board of Directors shall be no more than eleven (11) persons. Specifically, (i) Jiechuang shall have the right to designate, appoint, remove from the office, replace and reappoint four (4) directors; (ii) Wanda shall have the right to designate, appoint, remove from the office, replace and reappoint two (2) directors; (iii) the Financial Investor shall have the right to designate, appoint, remove from the office, replace and reappoint one (1) director; (iv) (A) if the Founders hold in the aggregate no less than five percent (5%) of the issued shares of the Company, BVI1 shall have the right to designate, appoint, remove from the office, replace and reappoint two (2) directors; (B) if the Founders and their Affiliates hold in the aggregate no less than two percent (2%) but less than five percent (5%) of the issued shares of the Company, BVI1 shall have the right to designate, appoint, remove from the office, replace and reappoint one (1) director (for the avoidance of doubt, BVI1 shall not have the right to appoint a director in any other circumstances); and (v) if ADV and/or its Affiliates hold no less than ten percent (10%) of the issued shares of the Company, it shall have the right (but not the obligation) to designate, appoint, appoint, remove from the office, replace and reappoint up to two (2) directors. The Directors appointed by Jiechuang shall include at least one (1) independent director, the Directors appointed by Wanda shall include at least one (1) independent director, and the Directors appointed by ADV shall include at least one (1) independent director, so as to satisfy the requirements for directors on the U.S. NASDAQ Stock Exchange of "independency". For the avoidance of doubt, any employee of ADV or its Affiliates can serve as the one (1) independent director appointed by ADV.

(b)            Resignation and Removal of Directors: if a Director fails to satisfy the condition that the shareholders hold the relevant outstanding shares of the Company as specified in Section 2.2 (a), or is otherwise no longer suitable to act as a Director ("Cause of Resignation"), such Director shall submit his or her written resignation to the Company within five (5) Business Days after the occurrence of such resignation. In addition, a Director shall only be removed by the shareholder who appointed such Director at any time with or without cause upon written notice to the Board of Directors. However, any Director shall be removable by the Board of Directors in cases of fraud, gross negligence or gross fault, breach of his duties as a Director or where the Director no longer satisfies the condition that the shareholders hold the corresponding issued shares under Section 2.2 (a), and does not give his resignation within a prescribed period of time.

(c)            Indemnification and Insurance: The Company shall purchase and maintain D&O liability insurance policies for the Directors, in an amount and with companies satisfactory to the Board. The charter documents of the Company shall at all times provide that the Company shall indemnify each Director against all claims and liabilities incurred by him by reason of the exercise of any powers or the performance of any duties in his capacity as a Director to the fullest extent permitted by the laws of the Cayman Islands.

(d)            Chairman of the Board: The Board shall have two (2) co-chairmen, one of whom shall be the Executive Chairman who shall be the Director appointed by the Acquirers, and the other of whom shall be the Non-executive Chairman and shall be Dr. Zhou Pengwu. The Executive Chairman shall take full charge of the Company's daily management and business operation, while the Non-executive Chairman shall take charge of cultural affairs such as the dissemination of core values and shall not participate in any actual daily management and business operation of the Company.

2.3 Board Meetings

(a) Frequency and Place: Meetings of the Board of Directors shall be held as often as necessary for the efficient conduct of the business of the Company, but in any event no less than one (1) time each quarter at the time and place and in the manner set forth in the charter documents of the Company.

(b) Notice: A meeting of the Directors may be called by the Executive Chairman or by any five (5) Directors upon written notice to the Executive Chairman (or all the other Directors) specifying the date, time and agenda of the meeting in reasonable details. Upon receipt of such notice, the Executive Chairman shall forthwith forward such notice to all Directors at such address as each Director may from time to time notify in writing to the Company, together with an agenda specifying in reasonable details the matters to be discussed at such meeting and copies of all documents relevant to the meeting; provided, however, that if a reply confirming receipt by the Directors by email has not been received by the Company within one (1) day (excluding automated replies), such notice, agenda and documents shall be sent by registered mail or facsimile at the end of that day. Any notice shall be given to all Directors at least three (3) Business Days in advance of a meeting of the Board of Directors; provided, however, that the foregoing notice for a meeting of the Board of Directors may be shortened upon unanimous written consent by all the Directors.

(c) Quorum: A quorum for all meetings of the Board of Directors shall be at least six (6) Directors. Notwithstanding the foregoing, if a quorum is not present within one (1) hour from the time appointed for the Board meeting, such meeting shall be adjourned to a later date. If the required quorum is not present for a meeting held at such later date, the Directors present at such meeting shall constitute a quorum for purposes of the meeting.

(d) Voting: Each Director shall have one vote at any meeting of the Board of Directors. Any Director may, by written notice to the Company, authorize one (1) representative to attend any meeting of the Board of Directors and vote by proxy at such meeting. The Board of Directors shall not at any meeting adopt a resolution with respect to any matter that is not listed on the agenda for such meeting unless all Directors attend the meeting and vote in favor of the resolution in question. All matters decided at a Board meeting shall be decided by a simple majority vote of the Directors present at a duly convened meeting of the Board of Directors.

(e) Participation in meetings: Directors may participate in a Board meeting via telephone or video conference, and participation in a Board meeting by such means shall constitute presence at the meeting for the purpose of quorum.

(f) Expenses: None of the Directors shall be compensated, but upon approval by the Board, the Company shall reimburse each such Director for all reasonable out-of-pocket expenses, costs and expenses incurred in connection with the performance of his or her duties, including all reasonable travel and lodging expenses.

(g) Action by Written Consent: Any action to be taken by the Directors at a meeting may be taken by a written resolution signed by all of the Directors.

2.4 Voting Agreement

For each election of Directors, each Shareholder shall vote at each meeting of the Shareholders or give written consents in lieu of any meeting, so that (i) the size of the Board shall remain eleven (11) Directors, (ii) the members of the Board appointed by the Shareholders entitled to designate Directors as set forth in Section 2.2 (a) shall be elected and removed, and (iii) no nominee who is not described in Section 2.2 (a) shall be elected. Each person holding voting power of the Company agrees to always vote at the meeting of the Shareholders (or give written consents in lieu of a meeting of the Shareholders) their respective voting power in support of the foregoing. In the case of (i), for the avoidance of doubt, the obligation of ADV shall be limited to not voting in favor of any resolution at any Board meeting that would increase the number of Directors to more than eleven (11).

2.5 Senior Management

The Executive Chairman shall have the right to nominate, and the Board shall have the right to appoint, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Marketing Officer, the Chief Medical Officer and the other senior management members of the Group, provided that each such member of senior management shall be performing his or her duties properly and meeting the performance targets prescribed by the Board. Such members of senior management shall have the customary duties and responsibilities commensurate with their respective positions and will be subject to approval and removal by the Board.

III. RESTRICTION OF SHARE TRANSFER

3.1 Lock-up of company shares

(a) For a period of twelve (12) months after the Closing Date (the "Transfer Restricted Period"), unless approved by the Board and satisfied the provisions of Section 3.1 (b), none of the Founders or their Affiliates shall (i) directly or indirectly assign, donate, pledge, sell, create a trust (other than a trust for the purpose of passing on family wealth which is for the benefit of Dr. Zhou Pengwu or his immediate family), contract to sell, sell any option, purchase any option to sell, grant any option to purchase, or warrant to purchase, encumber or otherwise transfer or dispose of, whether or not equity securities of the Company then held by it (collectively, the "Company Restricted Securities"), or (ii) publicly disclose any intention to make any offer, sale, pledge or disposition of any of the Company Restricted Securities, or (iii) enter into any swap or other agreement to transfer, in whole or in part, the economic interests based on ownership of the Company Restricted Securities (the "Founder Transfer Transaction").

(b) After the Closing Date, unless approved by the Board, none of the Founders or their Affiliates shall directly or indirectly assign, donate, pledge, sell, create a trust for, contract to sell, sell any option to sell, purchase any option to sell, grant any option to purchase, or warrant to encumber or otherwise transfer or dispose of the Company Restricted Securities held by it to any Person engaged in cosmetic medicine services (i.e., providing cosmetic surgical medical, microplastic surgery or energy-based skin therapy services) in Greater China (including Mainland China, Hong Kong, the Macau Special Administrative Region and Taiwan) and its controlling shareholder and actual controller.

(c) After the Closing Date, ADV shall not, without the prior written consent of the other Parties, directly or indirectly assign, gift, pledge, sell, entrust, contract to sell, sell any option, grant any option to purchase, encumber or otherwise transfer or dispose of the Company's Restricted Securities, in excess of ten percent (10%) of the outstanding shares of the Company, to any Person engaged in cosmetic medicine services (i.e., providing cosmetic surgical medicine, microplastic surgery or energy-based skin therapy services) in Greater China (including Mainland China, Hong Kong, the Macau Special Administrative Region and Taiwan) and such Person's controlling shareholders and actual controllers.

3.2 Pre-emptive Right

(a) At any time after the execution of this Agreement, if the Founders or their Affiliates desire to enter into any potential Founder Transfer Transaction (except that open-market sales other than Bulk Transactions shall not be subject to this Section 3.2), they shall first provide the Acquirers with a written notice of their desire to enter into a Founder Transfer Transaction (the "Offer Notice") and the material commercial and other terms and conditions of such offer (the "Material Terms"), including, but not limited to, the list of material terms required and the initial draft of the definitive transaction documents. Each Offer Notice constitutes an offer by the Founders to enter into an agreement with the Acquirers on the Material Terms (the "ROFO Offer").

(b) The Acquirers may, prior to the expiration of seven (7) Business Days after the Acquirers’ receipt of the Offer Notice (the "Exercise Period"), accept the ROFO Offer by delivery of a written Acceptance Notice (containing the Material Terms) to the Founders; provided, however, that the Acquirers shall not be required to accept any non-financially and unsatisfiable terms or conditions contained in any Material Terms.

(c) If the Acquirers have not accepted the ROFO Offer prior to the expiration of the Exercise Period and the Founders and their Affiliates have complied with all the provisions of this Section 3.2, then at any time within one hundred and twenty (120) days after the expiration of the Exercise Period, the Founders and their Affiliates may consummate the Founder Transfer Transaction with a third party on the material terms which are same as or more favorable to the Founders and their Affiliates than those contained in the Offer Notice. If such Founder Transfer Transaction is not consummated within such one hundred and twenty (120) days, the terms and conditions of this Section 3.2 will apply again. The Founders shall not enter into any Founder Transfer Transaction unless the Acquirers are entitled to the pre-emptive right pursuant to the terms and conditions of this Section 3.2.

3.3 Effect of Breach

Any attempted Transfer of any equity interests of the Company in violation of this Article III shall be null and void ab initio, and the Company shall not register or recognize any such Transfer.

3.4 Transfer at Law

Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Article III unless (a) the Transferee agrees in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form of Exhibit C hereto and (b) the Transfer complies in all respects with other applicable provisions of this Agreement, the charter documents and applicable laws.

3.5 Illustration

If a certificate of corporate securities is issued to any shareholder, each certificate of corporate securities shall contain, in addition to any other statement required to be contained therein, a legend stating substantially the same as the following form: "This security is bound by the Shareholders’ Agreement dated ___________, 2022, as amended from time to time, a copy of which is on file with the issuer of this security. This security may not be transferred by vote or offer, sale, pledge or otherwise unless and until the terms and conditions of such Shareholders’ Agreement have been fully complied with."

IV. ADDITIONAL AGREEMENTS

4.1 Business Development

The Company and Dr. Zhou Pengwu agree that, after the Closing Date, subject to the fiduciary obligations of the Board of Directors of the Company, the Company will invest RMB 4 million and Mr. Zhou Xichun will invest RMB 3 million to establish a joint venture clinic controlled by the Company (located at Room 1202, Unit 2, Building B, Wisdom Plaza, OCT Area, Nanshan District, Shenzhen) with the assistance of Dr. Zhou Pengwu and Ms. Ding Wenting. Except for the Company's initial investment of four million RMB, the Company has no obligation or liability to continue to invest in the Clinic or provide any funds (including without limitation equity or debt financing, other forms of subsidies or working capital). If the Clinic makes profits, it shall distribute dividends on an annual basis; (i) the proportion of dividends shall not be higher than 70% of the profits available for distribution provided that the accumulated dividends do not exceed RMB7 million and the normal operation of the Clinic is guaranteed; (ii) the proportion of dividends shall not be higher than 60% of the profits available for distribution provided that the accumulated dividends have exceeded RMB7 million and the normal operation of the Clinic is guaranteed; if the Clinic records losses for two (2) consecutive fiscal years, the Clinic shall cease operation. Mr. Zhou Xichun and Dr. Zhou Pengwu shall be jointly in charge of the operation and management of the human resources, finance and property of the Clinic in compliance with the operation and management policies at the group level.

4.2 No increase in shareholding

From the execution of this Agreement until the Acquirers no longer hold any equity interest in the Company, unless the Acquirers consent in writing, none of the Founders and their Affiliates shall, directly or indirectly or by assisting to make, seek, propose or participate in any way, whether public or not, any investment (including purchase of increased equity securities), acquisition, business combination, reorganization, liquidation, dissolution in any Group Company, or otherwise act alone or in concert with others, that seeks to control or influence the management, decisions or corporate governance of any Group Company.

4.3 Non-competition

(a) For three (3) years after the execution of this Agreement, Dr. Zhou Pengwu and Ms. Ding Wenting shall not, and shall procure their Affiliates not to, directly or indirectly through any person or contractual arrangements:

(i)	Provide, carry on or engage in any Competing Business in the PRC, Hong Kong and Singapore or anywhere else, except to the extent agreed to carry on such Competing Business through the Group Companies in accordance with this Agreement, the Assignment Agreements or other written agreements, or when exercising its management, executive or supervisory functions, be associated with any Competitor in any manner to own, operate, join, control, render financial assistance to, obtain any financial benefit from, exercise any influence with, participate in, provide services or advice to or permit any of its officers or employees to act as an officer, employee, partner, member, shareholder or consultant of such Competitor or otherwise;

(ii)	Solicit or seek business from any customer (here, a customer means any Person to whom a Group Company is, or has been within twenty-four (24) months prior to the Closing, provided products or services), direct business from any customer to any Person, or be paid any commission upon sales of business received by any Person from any customer; or

(iii)	Disparage the Financial Investor and the Acquirers or any of their Affiliates in any manner that might adversely affect the goodwill, reputation or business relationship of the Financial Investor and the Acquirers or any of their Affiliates (with the public or with any of its customers, suppliers or employees).

(b) For twenty-four (24) months after the execution of this Agreement, Dr. Zhou Pengwu and Ms. Ding Wenting shall not, and shall procure their Affiliates not to, directly or indirectly, solicit, recruit or hire through any person or contractual arrangements, any Financial Investor, Acquiror or employee of the Group Companies (including directors, officers and employees and persons acting under any management, service, consulting, distribution, dealer or similar Contract relating to the Group Companies, the Financial Investor or Acquiror); provided, however, that the foregoing shall not prohibit (i) headhunters from using general advertisements to the public generally, general advertisements not specifically directed at the Financial Investor, Acquirers or employees of the Group Companies, or (ii) Dr. Zhou Pengwu, Ms. Ding Wenting or any of their Affiliates from soliciting, recruiting or hiring any employee of the Group Companies, the Financial Investor, Acquirers or their Affiliates whose employment or engagement has ceased for at least twelve (12) months through any person or contractual arrangements.

(c) Dr. Zhou Pengwu and Ms. Ding Wenting acknowledge that the covenants set forth in this Section 4.3 (a) are an essential part of this Agreement and that any breach of any provision of this Section 4.3 (a) by Dr. Zhou Pengwu or Ms. Ding Wenting would cause irreparable harm to the Financial Investor and the Acquirers. Dr. Zhou Pengwu and Ms. Ding Wenting acknowledge that in the event of such breach, the Financial Investor and the Acquirers shall be entitled to equitable relief, including injunctive relief, equitable compensation or relief for all income, profits or other benefits arising therefrom and other damages as appropriate, in addition to all other remedies available under law. Dr. Zhou Pengwu and Ms. Ding Wenting have independently consulted with their legal counsel and after such consultation agree that the covenants set forth in this Section 4.3 (a) are reasonable and appropriate for the protection of the legitimate interests of the Financial Investor and the Acquirers.

(d) If a court with jurisdiction holds that the nature, duration or geographical scope of the provisions of this Section 4.3 (a) are unreasonable, it is the intention and agreement of the Parties that the court shall construe such provisions only in such manner as to be reasonable in the light of the circumstances and necessary to protect the interests of the Financial Investor and the Acquirers hereunder. If a court refuses in any judicial proceeding to enforce the individual provisions under this Section 4.3 (a) on the ground that all of the individual provisions under this Section 4.3 (a), taken as a whole, exceeds the scope necessary to assure to the Financial Investor and the Acquirers the intended benefits of this Agreement, it is hereby expressly understood and agreed that if particular provisions of this Agreement are deleted, it will be permissible for the enforcement of the remaining individual provisions in such proceeding and, for purposes of such proceeding, those provisions shall be deemed to be deleted from this Agreement.

4.4 Incentive Plan

The Parties agree and acknowledge that (a) following the Closing, the Company shall have the right to establish new share incentive plan(s) in addition to the existing share incentive plan(s) for the purpose of providing incentives to the officers, directors, consultants and employees of the Company or for other reasonable business purposes, whereby up to 6,000,000 Ordinary Shares of the Company of options, restricted shares or other types of share incentives may be reserved, authorized and issued, and (b) it will take all necessary actions in support of the approval, establishment and implementation of such new share incentive plan(s).

4.5 Warrants

The Company agrees that on the Closing Date, the Company shall grant to BVI1 the BVI1 Warrant as set forth in Exhibit A hereto, and to Wanda the Wanda Warrant as set forth in Exhibit B hereto.

V. CONFIDENTIALITY AND RESTRICTIONS ON DISCLOSURE OF INFORMATION

5.1 Confidentiality

Each of the Parties acknowledges that the success of the Business after Closing depends upon the continued confidentiality of certain information held by such Party and that the continued confidentiality of the information held by such Party is an essential condition of the sale and purchase between the Parties and that, but for this Section 5.1, the other Parties would not enter into this Agreement. Therefore, each Party hereby agrees with the other Party that, without the prior written consent of the other Parties, such Party, its Affiliates and their Representatives and the Representatives of its Affiliates shall not, and shall procure that its Affiliates and such Representatives do not, on or after the Closing Date, directly or indirectly, disclose or use any information related to the terms of the Business or the Transaction Documents and any other documents to be entered into pursuant to this Agreement as well as information regarding the identity of the Parties and their respective Affiliates, without the prior written consent of the other Parties; provided, however, that nothing in this Section 5.1 shall prohibit: (a) disclosure or use of general information available or known to the public (other than as a result of a disclosure made in breach of this Agreement), (b) disclosure by a Party to its Representatives or to the Representatives of its Affiliates on a need-to-know basis, provided that such Representatives are bound by confidentiality obligations or professional standards with respect to the information disclosed to such Party, (c) disclosure required by any applicable Law (in which case the Party required to make such disclosure shall, to the extent legally permitted and feasible, provide the other Parties with an opportunity to review and comment on such disclosure prior to such disclosure), (d) disclosure by a limited partner (or potential limited partner) of any fund (including any co-investment fund) advised by any Financial Investor or an Affiliate of the Acquirers (including, in the case of ADV: (i) any of its Affiliates and their respective existing or potential general or limited partners, members, managers, co-investors or funding entities or persons; or (ii) bona fide direct or indirect existing or potential securities investors or acquirers of the Group) on a confidential basis, (e) any disclosure by a Financial Investor and the Acquirers in connection with the transactions provided for in this Agreement or proposed transactions or proposed exit, provided that the receiving Person is bound by confidentiality obligations or professional standards with respect to the information disclosed to such Person, or (f) to keep copies of records or make disclosure in connection with the enforcement of any right or remedy in connection with this Agreement or the Transactions. Each Party agrees that it shall be responsible for any violation or breach of this Section 5.1 by its Affiliates or their Representatives or Representatives of its Affiliates.

5.2 Publicity

None of the Parties will make any public announcement or disclosure (including any general statement to employees, customers or suppliers) in respect of this Agreement or the Transactions without the prior written consent of the Founders, the Financial Investor and the Acquirers; provided, however, that the provisions of this Section 5.2 shall not prevent (i) any disclosure required pursuant to any applicable legal requirement (in which case the disclosing Party shall, to the extent legally permitted and practicable, provide the other Parties with an opportunity to review and comment on such disclosure prior to such disclosure) or (ii) any disclosure made in connection with enforcing any right or remedy in respect of this Agreement or the Transactions.

5.3 Non-Disparagement

After the execution of this Agreement, none of the Founders shall directly or indirectly make any statements or representations in writing, orally or otherwise, or take any action whatsoever, which may directly or indirectly disparage the Company, the Financial Investor, the Acquirers and any of the Group Companies or the Financial Investor, the Acquirers and their Affiliates or their respective officers, directors, employees, consultants, businesses or reputations.

VI. Term and Termination

6.1 Effective Date; Termination

(a) This Agreement shall be effective as of the Closing Date and shall terminate on the earlier of (1) with respect to any Shareholder, the date on which such Shareholder no longer holds any securities; or (2) any date agreed upon in writing by the Parties.

(b) With respect to ADV, if ADV holds less than ten percent (10%) of the outstanding shares of the Company, it shall have the right to terminate this Agreement unilaterally. Notwithstanding any other provision contained in this Agreement, each of the Parties irrevocably agrees that in the event of any unilateral termination of this Agreement due to ADV giving of notice to the Parties in accordance with this clause and Section 7.7, this Agreement shall immediately be void as regards ADV from the date of such notice of termination.

6.2 Effect of Termination

In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except as set forth in this Section 6, Section 5 (Confidentiality and Restrictions on Disclosure of Information) and Section 7 (Miscellaneous). However, unless otherwise agreed by the Parties, such termination shall be without prejudice to the rights of any Party in respect of any breach occurred prior to such termination.

VII. Miscellaneous

7.1 Entire Agreement

The provisions of this Agreement and the other Transaction Documents, including the Exhibits, Schedules and Annexes hereto, set forth the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersede all prior oral or written agreements and all other communications between the Parties relating to the matters dealt with herein.

7.2 Governing Laws

This Agreement (including the submission to jurisdiction clause under Section 7.2) and all disputes arising out of or in connection with the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

7.3 Submission to Jurisdiction

(a) Each Party irrevocably agrees that any dispute, controversy, difference or claim arising out of or relating to this Contract, including the existence, validity, interpretation, performance, breach or termination thereof or any non-contractual dispute arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("HKIAC") under the HKIAC Administered Arbitration Rules (the "Arbitration Rules") in force when the notice of arbitration is submitted.

(b) The arbitration tribunal shall consist of three (3) arbitrators appointed in accordance with the Arbitration Rules.

(c) The arbitration proceedings shall be conducted in English. In the event of any discrepancy or conflict between the Arbitration Rules and Section 7.3, including, without limitation, the appointment of the arbitrators, this Section shall prevail.

(d) The award rendered by the arbitration tribunal in such arbitration shall be final and binding upon the Parties. Any Party may apply to any court of competent jurisdiction for enforcement of the arbitral award or an order of validation.

(e)The arbitration tribunal shall decide a dispute arising between the Parties strictly in accordance with the laws of Hong Kong without regard to principles of conflict of laws thereof but shall not consider any other substantive law.

(f) Pending the constitution of the arbitration tribunal, any Party to the dispute shall be entitled, if possible, to seek preliminary injunctive relief from any court of competent jurisdiction.

(g) During the course of the arbitration tribunal's adjudication of the dispute, each Party shall continue to perform its obligations and other provisions of this Agreement except for the part under dispute and under adjudication.

7.4 Assignment

This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors of the Parties. No rights are conferred upon any Person other than the Parties and their respective successors. No Party shall assign this Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of the other Parties; provided, however, that a Party may assign its rights and obligations under this Agreement to any Person to whom any of its shares are transferred in accordance with the terms of this Agreement without the consent of any other Parties. Any attempted assignment of this Agreement in violation of this Section 7.4 shall be void.

7.5 Amendment

No change to the terms of this Agreement shall be effective unless made in writing and signed by all of the Parties.

7.6 Waiver

Failure or delay on the part of any Party to exercise any right under this Agreement shall not operate as a waiver of such right. Any single or partial exercise of any right under this Agreement by any Party shall not preclude any other or further exercise of such right or any other rights.

7.7 Notices

All notices, requests and other communications under this Agreement shall be in English and in writing and shall be given at the addresses, facsimile or email shown on Schedule 1 to this Agreement (or such other address, facsimile or email as may be designated in writing by the Party to receive the notice five (5) Business Days in advance). Notices, demands and other communications given by letter between countries shall all be sent by airmail.

Notices, demands and other communications shall be deemed to have been served at the following times: (i) if delivered by hand, upon obtaining proof of delivery by the sender; (ii) if delivered by mail within the same country, on the third (3rd) Business Day following the date of mailing, and if delivered to another country, on the seventh (7th) Business Day following the date of mailing; (iii) if delivered by facsimile, upon transmission and receipt of a transmission report recorded by the sender's facsimile machine; and (iv) if delivered by email, upon dispatch.

7.8 No Third Party Beneficiaries

Except for the provisions of Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties, their respective successors and permitted assigns, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

7.9 Enforcement

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to enforcement of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled under law.

7.10 Rights Cumulation

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

7.11 Joint and Several Liability

Dr. Zhou Pengwu and BVI1 shall be jointly and severally liable to each other in respect of their respective liabilities hereunder; Ms. Ding Wenting and BVI2 shall be jointly and severally liable to each other in respect of their respective liabilities hereunder. Nevertheless, neither Dr. Zhou Pengwu nor Ms. Ding Wenting shall be jointly or severally liable for the indemnification or compensation obligations of each other.

7.12 Assumptions for Drafting Agreement

Regardless of which Party is responsible for the drafting of this Agreement, this Agreement shall be fairly interpreted as between the Parties.

7.13 Inconsistency

In the event of any inconsistency between the provisions of this Agreement and the charter documents of the Company or the charter documents of any other Group Company, the Shareholders shall comply with the provisions of this Agreement, and to the extent permitted by applicable Laws, the Shareholders shall procure that the charter documents of the Company and the charter documents of any other Group Company be amended in a timely manner so that they are consistent with this Agreement.

7.14 Severability

If any provision of this Agreement is held to be invalid or unenforceable, the Parties agree to enforce such provision to the fullest extent permissible so as to achieve the intent of the Parties and the validity, legality or enforceability of the remaining provisions of this Agreement shall not be impaired in any respect thereby. To the extent necessary, the Parties shall negotiate in good faith to amend this Agreement to reach the intent of the Parties by replacing the unenforceable provision with an enforceable provision that most closely reflects the intent of the Parties. If this Agreement cannot be enforced against any Party, it shall not affect the enforceability of this Agreement between the other Parties.

7.15 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

7.16 Facsimile or. pdf Signature

This Agreement may be executed by facsimile or. pdf signatures which shall constitute all the original counterparts.

7.17 Third Party Rights

Any person or entity which is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

[The remainder of this page is intentionally left blank and the remainder of this page is the signature page for this Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Aesthetic Medical International Holdings Group Limited

Name:

Title:

Signature Page to the Shareholders' Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seefar Global Holdings Limited

Name:

Title:

Jubilee Set Investments Limited

Name:

Title:

Signature Page to the Shareholders' Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Zhou Pengwu

Ding Wenting

Signature Page to the Shareholders' Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Peak Asia Investment Holdings V Limited

Name:

Title:

Signature Page to the Shareholders' Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Hawyu (HK) Limited

Name:

Title:

Signature Page to the Shareholders' Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Australia Wanda International Company Limited

Name:

Title:

Signature Page to the Shareholders' Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Hainan Oriental Jiechuang Investment Partnership (Limited Partnership)

Name:

Title:

Signature Page to the Shareholders' Agreement

Schedule 1 Notices

For the notice purpose of this Agreement, the relevant information of the Parties is as follows:

If to the Company:

Attention: Wu Guanhua

Postal code: 518054

Address: Finance Department, 3/F, Shenzhen Peng'ai Medical & Cosmetic Hospital, No.1122 Nanshan Avenue, Nanshan District, Shenzhen

If to the Founder:

Attention: Zhou Pengwu

Postal code: 518054

Address: Shenzhen Peng'ai Medical & Cosmetic Hospital, No.1122 Nanshan Avenue, Nanshan District, Shenzhen

If to ADV:

Attention: ADV Operations (Project Cixi)

Address: c/o ADV Partners Management Pte Ltd, 5 Shenton Way, # 13-03 UIC Building, Singapore 068808

Email: operations@advpartners.com

If to the Financial Investor:

Attention: Huang Xiaolan

Postal code: 515041

Address: Lafang Building, No. 13, Longjiang Road, Wanji Industrial Park, Longhu District, Shantou, Guangdong Province

If to the Acquirers:

Attention: Wu Binhua

Address: 1601B, Hengbang Land Building, Intersection of Qiaoxiang Road and Qiaocheng East Road, Futian District, Shenzhen, Guangdong Province

Exhibit A

BVI1 Warrant

Schedule A

Exhibit A

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), UNDER THE LAWS OF THE CAYMAN ISLANDS, OR UNDER ANY OTHER SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDER SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

WARRANT TO PURCHASE ORDINARY SHARES
OF
AESTHETIC MEDICAL INTERNATIONAL HOLDINGS GROUP LIMITED

This Warrant (the “Warrant”), dated as of _____________, 2022 (the “Effective Date”), is issued to Seefar Global Holdings Limited (the “Holder”), by Aesthetic Medical International Holdings Group Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”).

1.	Purchase of Shares.

The Company hereby grants the Holder the right to purchase from the Company 4,655,386 Ordinary Shares (as defined in the Restated Articles) of the Company (the “Warrant Shares”), among which 1,956,516 Ordinary Shares shall be exercisable at any time after the Effective Date whereas 2,698,870 Ordinary Shares shall be exercisable at any time after the first (1st) anniversary of the Effective Date, subject to adjustment and change as provided herein and the Fourth Amended and Restated Memorandum of Association of the Company, as amended and/or restated from time to time (the “Restated Articles”).

2.	Exercise Price.

The per share purchase price for the Warrant Shares (the “Exercise Price”) shall be US$0.001 per ordinary share, as adjusted from time to time as provided herein and the Restated Articles. The aggregate exercise price for the Warrant Shares is US$4,655.39.

3.	Exercise Period.

Among the Warrant Shares, 1,956,516 Ordinary Shares shall be exercisable at any time after the Effective Date whereas 2,698,870 Ordinary Shares shall be exercisable at any time after the first (1st) anniversary of the Effective Date.

4.	Reservation of Shares.

The Company shall at all times reserve and keep available for issuance and delivery upon exercise of this Warrant such number of Ordinary Shares, and for issuance and delivery upon conversion of the Warrant Shares, such number of Ordinary Shares of the Company. All such shares shall be duly authorized, and when issued upon such exercise or conversion, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions, other than those restrictions imposed by the Act or this Warrant or, the Restated Articles, or the shareholders agreement of the Company (as applicable).

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5.	Method of Exercise.

5.1              While this Warrant remains outstanding and exercisable in accordance with Section 1 above, the Holder may at any time exercise in whole (but not in part) the purchase rights evidenced hereby with respect to the Warrant Shares (but not a fraction of a share) pursuant to the terms and conditions hereunder.

5.2              The Company agrees that the Warrant Shares to be purchased pursuant to this Warrant shall be deemed to be issued as of the close of business on the date on which this Warrant shall have been exercised, provided that the Purchase Price is fully paid or deemed fully paid. Such exercise shall be effected by the delivery of the Warrant, together with a duly executed copy of Notice of Exercise in the form attached hereto as Exhibit I, to the Company.

6.	Actions to Be Taken by Company upon Exercise of Warrant.

Upon the exercise of the purchase rights evidenced by this Warrant pursuant to Section 4 above, the Company shall deliver to the Holder a copy of the register of members of the Company reflecting the issued Warrant Shares hereunder, duly certified by the provider of the registered office of the Company, and shall issue one or more certificates for the number of the Warrant Shares as soon as practicable thereafter (with appropriate restrictive legends, if applicable).

7.	Adjustment of Exercise Price and Number of Shares.

The number of Ordinary Shares (or any shares or other securities at the time issuable upon exercise of this Warrant) purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

7.1              Adjustment for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be (i) subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares; or (ii) shall be combined or consolidated, by reclassification or otherwise into a lesser number of Ordinary shares, the Exercise Price of this Warrant and the number of Warrant Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) then in effect shall, concurrently with the effectiveness of such subdivision or combination, be proportionately increased or decreased. Any adjustment under this Section 6.1 shall become effective at the close of business on the date the dividend of shares, division or combination of shares, or other similar event becomes effective.

7.2              Adjustment for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holder of this Warrant, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Warrant Shares issuable upon such exercise, the amount of securities or such other assets of the Company to which the holder of this Warrant would have been entitled (or a reasonable substitute therefor) upon such effective date or record date had the holder of this Warrant exercised this Warrant immediately prior thereto, subject to all other adjustment called for during such period hereunder and under the Restated Articles and provided that each share issued pursuant to exercise of this Warrant is issued for a consideration not less than the par value of such share.

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7.3              Adjustment for Merger and Consolidation. If the Company is consolidated, merged or amalgamated with or into another person or entity, then and in each such event and in each such case, the holder of this Warrant, upon the exercise of this Warrant, at any time after the consummation of such event, shall be entitled to receive, in lieu of the shares or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the shares or other securities or property to which the holder of this Warrant would have been entitled upon the consummation of such event had the holder of this Warrant exercised this Warrant immediately prior thereto (all subject to further adjustment as provided herein), and the successor or purchasing entity in such event (if other than the Company) shall duly execute and deliver to the holder of this Warrant a supplement hereto acknowledging such entity’s obligations under this Warrant; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of this Warrant to the extent that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Warrant Shares the holder of this Warrant is entitled to purchase) shall thereafter be applicable, as nearly as possible, in relation to other securities or other property thereafter deliverable upon the exercise of this Warrant.

7.4              Notice of Adjustments. The Company shall promptly give the holder of this Warrant written notice of each adjustment or readjustment of the Exercise Price or the number of Warrant Shares or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

8.	Payment of Fees and Expenses.

The Company and the Holder shall each pay its own costs of collection when incurred and other expenses related to the Warrant, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

9.	Transfers of Warrant.

This Warrant and all rights hereunder are not transferable or assignable in whole or in part by the holder of this Warrant except to any of its affiliates, and such transferee shall become party, as a “Holder” hereunder. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices. In the event of a partial transfer, the Company shall issue to the transferor and the transferee new Warrants of like tenor and date for the applicable number of Warrant Shares. Notwithstanding anything to the contrary in this Warrant, any transfer or assignment of this Warrant shall be prohibited if the proposed transferee or assignee is a competitor of the Company, or if the proposed transfer or assignment would or would be reasonably expected to contravene any applicable laws, rules or regulations.

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10.	Loss or Mutilation.

Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at the expense of the Holder, shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

11.	Successors and Assigns.

Subject to the terms hereunder, this Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their successors and assigns.

12.	Amendments and Waivers.

Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

13.	Notices.

Any and all notices under this Warrant shall be given in writing, and shall be effective (a) on the fourth (4th) Business Day after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the first (1st) Business Day after being sent by express mail or commercial overnight delivery service providing a receipt for delivery, (c) on the date of hand delivery or (d) on the date actually received, if sent by any other method.

14.	Attorneys’ Fees.

If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

15.	Governing Law.

This Warrant and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without regard to its conflict of laws rules.

16.	Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Warrant, or the breach, termination or invalidity thereof shall be settled by arbitration in Hong Kong with the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the time of arbitration. The arbitration shall be conducted in Hong Kong, and the language of the arbitration shall be English. For the arbitration tribunal, there shall be three (3) arbitrators. The claimant in the dispute shall choose one (1) arbitrator, and the respondent shall choose one (1) arbitrator. The appointment of the third arbitrator shall be agreed by the claimant and the respondent. If they fail to reach such an agreement within thirty (30) days after the appointment of the first member of the arbitration tribunal, the HKIAC shall appoint the third arbitrator. Judgment upon any award rendered in such arbitration will be final and binding upon the parties thereto and may be enforced in any court having jurisdiction thereof.

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17.	No Presumption.

The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Warrant, no presumption or burden of proof or persuasion will be implied because this Warrant was prepared by or at the request of any party or its counsel.

18.	Counterparts.

This Warrant may be executed in one or more counterparts, including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) by all parties will constitute effective and binding execution and delivery of this Warrant.

[SIGNATURES ON FOLLOWING PAGES]

5

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

Company

Aesthetic Medical International Holdings Group Limited

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT TO PURCHASE ORDINARY SHARES

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

ACCEPTED AND AGREED BY:

Seefar Global Holdings Limited

By:
Name: ZHOU Pengwu
Title: Director

SIGNATURE PAGE TO WARRANT TO PURCHASE ORDINARY SHARES

EXHIBIT I

FORM OF NOTICE OF EXERCISE

To:          Aesthetic Medical International Holdings Group Limited

The undersigned hereby elects to purchase                   ordinary shares of Aesthetic Medical International Holdings Group Limited, pursuant to the terms of the attached Warrant (the “Warrant”).

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

By:

Address:

Date:

Name in which shares should be registered:

Exhibit I

Exhibit B

Wanda Warrant

Schedule B

Exhibit B

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), UNDER THE LAWS OF THE CAYMAN ISLANDS, OR UNDER ANY OTHER SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDER SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

WARRANT TO PURCHASE ORDINARY SHARES
OF
AESTHETIC MEDICAL INTERNATIONAL HOLDINGS GROUP LIMITED

This Warrant (the “Warrant”), dated as of _____________, 2022 (the “Effective Date”), is issued to Australia Wanda International Company Limited (the “Holder”), by Aesthetic Medical International Holdings Group Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”).

1.	Purchase of Shares.

The Company hereby grants the Holder the right to purchase from the Company at any time or from time to time after the Effective Date and until the second (2nd) anniversary of the Effective Date, 6,423,983 Ordinary Shares (as defined in the Restated Articles) of the Company (the “Warrant Shares”), subject to adjustment and change as provided herein and the Fourth Amended and Restated Memorandum of Association of the Company, as amended and/or restated from time to time (the “Restated Articles”).

2.	Exercise Price.

The per share purchase price for the Warrant Shares (the “Exercise Price”) shall be USD Equivalent (as of the Effective Date) of RMB4.67 per ordinary share, as adjusted from time to time as provided herein and the Restated Articles.

For the purposes of this Warrant, “USD Equivalent” means the amount of USD calculated based on the central parity rate of RMB against USD announced by the People’s Bank of China one day prior to the Effective Date (it being understood that if such date is not a business day, the business day immediately before such date).

3.	Exercise Period.

This Warrant shall be exercisable at any time after the Effective Date and until the second (2nd) anniversary of the Effective Date.

4.	Reservation of Shares.

The Company shall at all times reserve and keep available for issuance and delivery upon exercise of this Warrant such number of Ordinary Shares, and for issuance and delivery upon conversion of the Warrant Shares, such number of Ordinary Shares of the Company. All such shares shall be duly authorized, and when issued upon such exercise or conversion, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions, other than those restrictions imposed by the Act or this Warrant or, the Restated Articles, or the shareholders agreement of the Company (as applicable).

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5.	Method of Exercise.

5.1              While this Warrant remains outstanding and exercisable in accordance with Section 1 above, the Holder may at any time exercise in whole or in part the purchase rights evidenced hereby with respect to the Warrant Shares (but not a fraction of a share) pursuant to the terms and conditions hereunder.

5.2              The Company agrees that the Warrant Shares to be purchased pursuant to this Warrant shall be deemed to be issued as of the close of business on the date on which this Warrant shall have been exercised, provided that the Exercise Price is fully paid or deemed fully paid. Such exercise shall be effected by the delivery of the Warrant, together with a duly executed copy of Notice of Exercise in the form attached hereto as Exhibit I, to the Company.

6.	Actions to Be Taken by Company upon Exercise of Warrant.

Upon the exercise of the purchase rights evidenced by this Warrant pursuant to Section 4 above, the Company shall deliver to the Holder a copy of the register of members of the Company reflecting the issued Warrant Shares hereunder, duly certified by the provider of the registered office of the Company, and shall issue one or more certificates for the number of the Warrant Shares as soon as practicable thereafter (with appropriate restrictive legends, if applicable).

7.	Adjustment of Exercise Price and Number of Shares.

The number of Ordinary Shares (or any shares or other securities at the time issuable upon exercise of this Warrant) purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

7.1              Adjustment for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be (i) subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares; or (ii) shall be combined or consolidated, by reclassification or otherwise into a lesser number of Ordinary shares, the Exercise Price of this Warrant and the number of Warrant Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) then in effect shall, concurrently with the effectiveness of such subdivision or combination, be proportionately increased or decreased. Any adjustment under this Section 6.1 shall become effective at the close of business on the date the dividend of shares, division or combination of shares, or other similar event becomes effective.

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7.2              Adjustment for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holder of this Warrant, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Warrant Shares issuable upon such exercise, the amount of securities or such other assets of the Company to which the holder of this Warrant would have been entitled (or a reasonable substitute therefor) upon such effective date or record date had the holder of this Warrant exercised this Warrant immediately prior thereto, subject to all other adjustment called for during such period hereunder and under the Restated Articles and provided that each share issued pursuant to exercise of this Warrant is issued for a consideration not less than the par value of such share.

7.3              Adjustment for Merger and Consolidation. If the Company is consolidated, merged or amalgamated with or into another person or entity, then and in each such event and in each such case, the holder of this Warrant, upon the exercise of this Warrant, at any time after the consummation of such event, shall be entitled to receive, in lieu of the shares or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the shares or other securities or property to which the holder of this Warrant would have been entitled upon the consummation of such event had the holder of this Warrant exercised this Warrant immediately prior thereto (all subject to further adjustment as provided herein), and the successor or purchasing entity in such event (if other than the Company) shall duly execute and deliver to the holder of this Warrant a supplement hereto acknowledging such entity’s obligations under this Warrant; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of this Warrant to the extent that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Warrant Shares the holder of this Warrant is entitled to purchase) shall thereafter be applicable, as nearly as possible, in relation to other securities or other property thereafter deliverable upon the exercise of this Warrant.

7.4              Notice of Adjustments. The Company shall promptly give the holder of this Warrant written notice of each adjustment or readjustment of the Exercise Price or the number of Warrant Shares or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

8.	Payment of Fees and Expenses.

The Company and the Holder shall each pay its own costs of collection when incurred and other expenses related to the Warrant, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

9.	Transfers of Warrant.

This Warrant and all rights hereunder are not transferable or assignable in whole or in part by the holder of this Warrant except to any of its affiliates, and such transferee shall become party, as a “Holder” hereunder. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices. In the event of a partial transfer, the Company shall issue to the transferor and the transferee new Warrants of like tenor and date for the applicable number of Warrant Shares. Notwithstanding anything to the contrary in this Warrant, any transfer or assignment of this Warrant shall be prohibited if the proposed transferee or assignee is a competitor of the Company, or if the proposed transfer or assignment would or would be reasonably expected to contravene any applicable laws, rules or regulations.

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10.	Loss or Mutilation.

Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at the expense of the Holder, shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

11.	Successors and Assigns.

Subject to the terms hereunder, this Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their successors and assigns.

12.	Amendments and Waivers.

Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

13.	Notices.

Any and all notices under this Warrant shall be given in writing, and shall be effective (a) on the fourth (4th) Business Day after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the first (1st) Business Day after being sent by express mail or commercial overnight delivery service providing a receipt for delivery, (c) on the date of hand delivery or (d) on the date actually received, if sent by any other method.

14.	Attorneys’ Fees.

If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

15.	Governing Law.

This Warrant and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without regard to its conflict of laws rules.

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16.	Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Warrant, or the breach, termination or invalidity thereof shall be settled by arbitration in Hong Kong with the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the time of arbitration. The arbitration shall be conducted in Hong Kong, and the language of the arbitration shall be English. For the arbitration tribunal, there shall be three (3) arbitrators. The claimant in the dispute shall choose one (1) arbitrator, and the respondent shall choose one (1) arbitrator. The appointment of the third arbitrator shall be agreed by the claimant and the respondent. If they fail to reach such an agreement within thirty (30) days after the appointment of the first member of the arbitration tribunal, the HKIAC shall appoint the third arbitrator. Judgment upon any award rendered in such arbitration will be final and binding upon the parties thereto and may be enforced in any court having jurisdiction thereof.

17.	No Presumption.

The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Warrant, no presumption or burden of proof or persuasion will be implied because this Warrant was prepared by or at the request of any party or its counsel.

18.	Counterparts.

This Warrant may be executed in one or more counterparts, including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) by all parties will constitute effective and binding execution and delivery of this Warrant.

[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

Company

Aesthetic Medical International Holdings Group Limited

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT TO PURCHASE ORDINARY SHARES

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

ACCEPTED AND AGREED BY:

Australia Wanda International Company Limited

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT TO PURCHASE ORDINARY SHARES

EXHIBIT I

FORM OF NOTICE OF EXERCISE

To:          Aesthetic Medical International Holdings Group Limited

The undersigned hereby elects to purchase                  ordinary shares of Aesthetic Medical International Holdings Group Limited, pursuant to the terms of the attached Warrant (the “Warrant”).

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

By:

Address:

Date:

Name in which shares should be registered:

Exhibit I

Exhibit C

FORM OF DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [•] by and between:

(1) Aesthetic Medical International Holdings Group Limited, an exempted company organized and existing under the laws of the Cayman Islands, with its registered address at the offices of Vistra (Cayman) Limited, P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (the "Company"); and

(2) [Name of New Shareholder], a company organized and existing under the laws of [jurisdiction of incorporation], whose registered address is at [•] (the "New Shareholder").

Statement of Facts:

(A) On [•], 2022, the Company and its Shareholders entered into a Shareholders’ Agreement (the "Shareholders’ Agreement"), the form of this Deed of Adherence is attached as Exhibit B to the Shareholders’ Agreement.

(B) The New Shareholder wishes that [•] (the "Original Shareholder") has [allocated/transferred to him/her/it] [•] shares in the capital of the Company (the "Shares") and pursuant to Section 3.4 of the Shareholders’ Agreement, has agreed to enter into this Deed of Adherence.

(C) The Company is entering into this Deed of Adherence on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW THIS DEED OF ADHERENCE WITNESSETH as follows:

1. Interpretation. In this Deed of Adherence, unless the context otherwise requires, all words and expressions defined in the Shareholders’ Agreement shall have the same meanings when used herein.

2. Covenants. The New Shareholder as agent and trustee for all other persons who are or may hereafter become bound by the Shareholders’ Agreement, hereby covenants with the Company that it will abide by and be bound by all the liabilities, burdens and obligations of a shareholder holding shares of a class common with the Shares pursuant to the Shareholders’ Agreement and all documents expressed in writing to be supplemental or ancillary to the Shareholders’ Agreement as if the New Shareholder had been an original party to the Shareholders’ Agreement from the date hereof.

3. Enforceability. Each of the Existing Shareholders and the Company shall be entitled to enforce the Shareholders’ Agreement against the New Shareholder, and the New Shareholder shall in any event be entitled to all of the rights and benefits of the Original Shareholder (other than those that are not assignable) under the Shareholders’ Agreement, as if the New Shareholder had been an original party to the Shareholders’ Agreement from the date hereof.

4. Governing Law. This Deed of Adherence shall be governed by and construed in accordance with the laws of Hong Kong.

ANNEX C

IN WITNESS WHEREOF this Deed of Adherence has been executed as a Deed of Adherence the day and year first above written.

MEDICAL U.S. INTERNATIONAL HOLDINGS GROUP, INC.

Medical U.S. International Holdings Group, Inc.)

Duly authorised for and on behalf of [])

Medical U.S. International Holdings Group, Inc.)

In the name of (in the form of)

SIGNED, SEALED AND DELIVERED)

Witness:

[Name of New Shareholder]

[New Shareholder]	)
Duly authorised for and on behalf of []	)
In the name of) [New Shareholder]	)
SIGNED, SEALED AND DELIVERED))
Witness:	)

ANNEX C